Exhibit 10.26

DATED 22 SEPTEMBER 2016

MR ROBERT ELLIN

MR OLIVER BENGOUGH

KOKO (CAMDEN) LIMITED

OBAR CAMDEN LIMITED

OBAR CAMDEN HOLDINGS LIMITED

GLOBAL LOAN AGENCY SERVICES LIMITED

-and-

LOTON CORP.

SETTLEMENT AGREEMENT

Akin Gump LLP

Eighth Floor

Ten Bishops Square

London, E1 6EG

020 7012 9600

THIS AGREEMENT (“Agreement”) is made on 22 September 2016

BETWEEN:

(1)	MR ROBERT ELLIN of c/o 269 South Beverly Drive, Suite #1450, Beverly Hills, CA 90212, USA (“RE”)

(2)	MR OLIVER BENGOUGH of Flat 3, Hans Place, Kensington, London SW1X 0LA (“OB”)

(3)	KOKO (CAMDEN) LIMITED of 5th Floor, 89 New Bond Street, London W1S 1DA (“KCL”)

(4)	OBAR CAMDEN LIMITED of 191 Stonhouse Street, London SW4 6BB (“OCL”)

(5)	OBAR CAMDEN HOLDINGS LIMITED of 191 Stonhouse Street, London SW4 6BB (“OCHL”)

(6)	LOTON CORP. of 269 South Beverly Drive, Suite #1450, Beverly Hills, CA 90212, USA (“Loton”)

(each a “Party” and together the “Parties”)

and

(7)	GLOBAL LOAN AGENCY SERVICES LIMITED of 45 Ludgate Hill, London EC4M 7JU (the “Escrow Agent”),

WHEREAS

(A)	On 20 May 2016, OB issued a petition for relief before the English court under, inter alia, section 994 of the Companies Act 2006 (Claim Number - CR-2016-002756) raising a number of allegations and issues concerning the Parties to this Agreement and pursuant to which OB sought an interim injunction (the “Petition”).

(B)	Pursuant to a promissory note dated 28 April 2014, OCHL and OCL are jointly liable to Loton for the principal amount of US$494,749 and interest at 8%. This liability is disputed by OB.

(C)	The Parties to this Agreement have agreed to the following terms of settlement in relation to all facts, matters and allegations raised by the Petition as set out below and in relation to certain ancillary matters arising from the past business dealings between RE and OB.

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These recitals are intended to be binding.

In consideration of the mutual agreements and promises set out below it is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Claims” means any action, litigation, claim, potential claim, counterclaim, potential counterclaim, right of set-off or potential right of set-off, right of contribution, potential right of contribution, right to indemnity, cause of action, potential cause of action or right or interest of any kind or nature whatsoever, whether civil or criminal or regulatory or any other form of dispute, whether in existence now or coming into existence at some time in the future, whether known or unknown, suspected or unsuspected, however and whenever arising, brought or initiated in any Court or other tribunal of competent jurisdiction, whether or not within the contemplation of the Parties at the time of this Agreement, including claims which as a matter of law did not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent change or clarification of the law, which the Parties have or could have against each other arising out of or in connection with the Petition, the Shareholders’ Agreement, the operation and management of OCHL or OCL, the Loton Note, OB’s directorship of Loton, or any other transaction document entered into in connection with the Shareholders Agreement, the Loton Note or the transactions contemplated thereby;

"Completion Payment Cut-Off Date" means the date falling 7 Business Days after the date on which BTG Financial Consulting LLP sends by email its final valuation report in respect of the value of the ordinary shares of OCHL (which report will specify the Completion Payment) to OB, RE and the Escrow Agent;

“Deed of Charge” means the deed of charge over the shares in OCHL entered into between KCL and OB on the date of this Agreement;

“Director’s Resignation Letter” has the meaning given to it in the Escrow Agreement;

“Encumbrance” means any mortgage, claim, charge, pledge, lien, lease, hypothecation, guarantee, right of set-off, trust, assignment, right of first refusal, right of pre-emption, option, restriction, order, judgment, defect in title, or other encumbrance or any legal or equitable third party right or interest, including security of any kind or any type of preferential payment (or any like agreement or arrangement creating any of the same or having similar effect).

“Escrow Account” has the meaning given to it in the Escrow Agreement;

“Escrow Agreement” means the escrow agreement entered into between the Parties and the Escrow Agent on the date of this Agreement;

“Intellectual Property” means: (i) the name KOKO, (ii) KOKO’s logo, and (iii) any related branding.

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“Intellectual Property Rights” means all intellectual property rights belonging to OCHL and OCL (individually and collectively) including but not limited to any of the following: patents, copyright and related rights, moral rights, trademarks (and service marks), business names and domain names, rights in get-up (and trade dress), goodwill and right to sue for passing off (or unfair competition), rights in designs, rights in computer software database rights, rights to use and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications for any of the intellectual property rights mentioned above and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“KCL NM01” has the meaning given to it in the Escrow Agreement.

“KCL Written Resolution” has the meaning given to it in the Escrow Agreement.

“Loton Note” means the promissory note dated 28 April 2014 pursuant which OCHL and OCL became jointly liable to Loton for the principal amount of US$494,749 and interest at 8%;

“NED Authority Letter” has the meaning given to it in the Escrow Agreement;

“NED Director’s Resignation Letter” has the meaning given to it in the Escrow Agreement;

“OB Related Parties” means any companies or entities connected, owned or controlled directly or indirectly, legally or beneficially by OB (including Mint Group Holdings Ltd, its subsidiaries, directors, affiliates, employees and shareholders) and any employees, representatives, agents, officers or directors of any companies or entities owned or controlled directly or indirectly, legally or beneficially by OB;

“OB Shareholding” means the 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL held by OB;

“OB Share Certificates” means the share certificates issued by OCHL in connection with the OB Shareholding;

“OB Stock Transfer Forms” means the duly executed and irrevocable instrument of transfer in relation to the OB Shareholding, but with the name of the transferee and the date left blank;

“RE Related Parties” means any companies or entities connected, owned or controlled directly or indirectly, legally or beneficially by RE and any representatives, agents, officers or directors of any companies or entities owned or controlled directly or indirectly, legally or beneficially by RE;

“RE Shareholding” means the 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL held by KCL;

“RE Share Certificates” means the share certificates issued by OCHL in connection with the RE Shareholding;

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“RE Stock Transfer Forms” means the duly executed and irrevocable instrument of transfer in relation to the RE Shareholding, but with the name of the transferee and the date left blank;

“Related Parties” means a Party’s parent company, subsidiary company, assignee, transferee, representative, legal representative, principal agent, family member or any officer, director, employee, worker of a Party of any Party’s parent company or subsidiary;

“Respondents” means OCHL, OCL, RE and Loton;

“Shareholders Agreement” means the agreement dated 12 February 2014 between OB, RE, Loton and JJAT Corporation as later varied by the Variation Agreement dated 24 April 2014; and

“Tax” means any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature in any jurisdiction, including national insurance contributions, (including any penalty, surcharge or interest payable in connection with the failure to pay, or delay in paying of these).

1.2	A reference to shares or ordinary shares in this Agreement shall mean all ordinary shares including any deferred ordinary shares.

2.	AUTHORITY

2.1	Each Party warrants and represents to the other that it has the right, power and authority to enter into and perform this Settlement Agreement.

2.2	The signatories warrant that they have full authority to enter into this Settlement Agreement and bind the Party they represent.

3.	EFFECT OF THIS AGREEMENT

The Parties hereby agree that upon the execution of this Agreement by all of them, the terms of this Agreement shall be immediately, effectively and irrevocably binding upon them.

4.	SETTLEMENT OF THE PETITION AND RELEASES

4.1	In consideration of the mutual obligations set out in this Agreement, the Parties hereby agree the following. Forthwith upon execution of this Agreement, OB shall withdraw the Petition with no order as to costs. OB and the Respondents waive any rights they may have to costs or legal fees in connection with the Petition and respectively agree not to seek or enforce any order for costs against each other.

4.2	RE and all RE Related Parties:

(a)	agree that no sums are due and owing from OB or any of the OB Related Parties to RE and RE Related Parties;

(b)	fully release and forever discharge OB and all of the OB Related Parties from all or any Claims; and

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(c)	waive any future Claims.

4.3	OB and all OB Related Parties:

(a)	fully release and forever discharge RE and each of the RE Related Parties from all or any Claims; and

(b)	waive any future Claims.

(Collectively the “Released Claims”)

5.	TERMS OF SETTLEMENT

5.1	The provisions of clauses 4.2 and 4.3 above and clause 8 below are conditional upon the provisions of this clause 5 being effectively implemented and complied with.

5.2	Upon the date of this Agreement, the following will occur:

(a)	OB and RE will forthwith procure that BTG Financial Consulting LLP (“Begbies Traynor”) is instructed to carry out an independent expert valuation of the ordinary shares in OCHL on the terms set out in the draft engagement letter appearing at Annex 1 to this Agreement. Begbies Traynor shall be instructed to conduct the independent valuation as speedily as possible consistent with a fair valuation on the following bases and assumptions:

(i)	the business of OCHL shall continue as a going concern;

(ii)	any sale of the RE Shareholding is to be on arm’s length terms between a willing seller and a willing buyer; and

(iii)	the RE Shareholding is to be sold free of any Encumbrance.

The costs of the valuation shall be borne by OCL (provided that such cost is not be taken into account in the valuation itself);

(b)	OB and RE shall act in good faith in the provision of any information and documentation to, and in any dealings with, Begbies Traynor to enable the valuation to be carried out. Any information and/or documentation that is provided by OB and RE to Begbies Traynor shall be to the best of each Party’s knowledge accurate and complete.

(c)	OB shall within 5 Business Days credit the sum of £1,272,265 in cleared funds (the “Escrow Amount”) to the Escrow Account on the terms set out in the Escrow Agreement;

(d)	OB shall provide security to and for the benefit of KCL over the OB Shareholding to secure OB’s payment obligations to KCL on the terms set out in the Deed of Charge;

(e)	OB shall within 5 Business Days deliver the OB Share Certificates, the OB Stock Transfer Forms, the NED Director’s Resignation Letter, the NED Authority Letter and the Director’s Resignation Letter to the Escrow Agent on the terms set out in the Escrow Agreement; and

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(f)	RE shall (or RE shall procure that KCL will) within 5 Business Days deliver the RE Share Certificates, the RE Stock Transfer Forms, the KCL Written Resolution and the KCL NM01 to the Escrow Agent on the terms set out in the Escrow Agreement.

5.3	Although headed 'Without prejudice save as to costs', 'Subject to contract' and 'Confidential', on signature of this Settlement Agreement by all the parties it shall (subject only to the provisions of this Settlement Agreement) become a binding agreement between them in settlement of the Claims.

6.	ESCROW ARRANGEMENTS

6.1	The arrangements relating to the escrowing of the Escrow Amount, resignation and authority letters, share certificates and/or stock transfer forms described in paragraph 5.2(c)-(f) will be set out in the Escrow Agreement.

6.2	The Escrow Agent is a party to this Agreement for information purposes only and shall have no obligations under this Agreement.

6.3	The Escrow Amount, resignation and authority letters, share certificates, stock transfer forms which have been credited to the Escrow Account or delivered to the Escrow Agent will be released from escrow in accordance with the terms of the Escrow Agreement.

7.	COMPLETION ARRANGEMENTS

7.1	In accordance with the terms of its engagement, Begbies Traynor will be required to send, forthwith upon completion of the independent valuation, its final independent valuation report to OB, RE and the Escrow Agent and in that report notify them of the “Completion Payment” which will be an amount equal to (i) 50% of the value of the ordinary shares in OCHL less (ii) £37,000.

7.2	By no later than the Completion Payment Cut-Off Date, OB shall ensure that KCL is in receipt of cleared funds to the value of the Completion Payment, subject to the following:

(a)	if the Completion Payment is less than the Escrow Amount (namely £1,272,265), an amount equal to the Completion Payment will be paid to KCL subject to and in accordance with the terms of the Escrow Agreement to an account specified by RE out of the funds standing to the credit of the Escrow Account; or

(b)	if the Completion Payment is equal to or more than the Escrow Amount, the full amount then standing to the credit of the Escrow Account will be paid to KCL subject to and in accordance with the terms of the Escrow Agreement, and OB shall (also within the same 7 Business Days' period) pay an amount equal to the difference between the Completion Payment and the Escrow Amount to the Escrow Account with such sum then to be paid by the Escrow Agent to an account specified by RE,

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such that in either case KCL has received the Completion Payment in full by the Completion Payment Cut-Off Date.

8.	DISCHARGE OF THE LOTON NOTE

8.1	Loton confirms and acknowledges that in consideration for the abandonment by OB of any claim to costs in relation to the Petition as provided in clause 8.2 below, Loton shall treat any rights to payment by OB, OCL and OCHL under the Loton Note as having been fully discharged and satisfied.

8.2	OB confirms and acknowledges that in consideration for (a) the discharge of the Loton Note provided for in clause 8.1 above; and (b) the deduction of £37,000 as described in clause 7.1 above, he will abandon all and any claim for costs incurred in relation to the Petition.

9.	AGREEMENT NOT TO SUE

9.1	Each Party agrees, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its Related Parties in any action, suit or other proceedings concerning the Released Claims, in this jurisdiction or any other.

9.2	Clauses 3 and 9.1 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this Agreement.

10.	COSTS

Each Party shall bear its own costs incurred in connection with this Agreement.

11.	WARRANTIES AND AUTHORITY

11.1	Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interests in the Released Claims.

11.2	Each Party warrants and represents to the other that it or he has full authority to execute, deliver and perform this Agreement and that each respective signatory has taken all necessary steps to obtain authorization to sign this Agreement on behalf of that Party.

11.3	KCL and RE each warrants and represents that the shares comprising the RE Shareholding are sold with full title guarantee free from all Encumbrances together with all rights attached thereto.

12.	INDEMNITIES

Each Party hereby indemnifies, and shall keep indemnified, the other Party against all costs and damages (including the entire legal expenses of the Parties) incurred in any and all future actions, claims and proceedings in respect of any of the Released Claims which it or its Related Parties or any of them may bring against the other Party or its Related Parties or any of them or arising from any breach of this agreement.

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13.	NO ADMISSION

This Agreement is entered into as a commercial compromise amongst the Parties and nothing in this Agreement or negotiations leading up to it shall in any way be construed as an admission of liability or wrongdoing by any Party.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	RE or any RE Related Parties will not use for his or their own purpose or benefit or for the benefit of any third party, or disclose or make available in whole or in part to any third party (and shall use all reasonable endeavors to prevent any disclosure of) any Intellectual Property and Intellectual Property Rights.

14.2	RE or any RE Related Parties will take no action whatsoever which could adversely impact upon the protection of the Intellectual Property and/or which could create any Encumbrance in respect of the Intellectual Property.

14.3	OB or any OB Related Parties will not bring or issue any legal proceedings against RE or any RE Related Parties in respect of RE or RE Related Parties’ alleged historic use of the Intellectual Property.

14.4	Each of RE and KCL shall procure that no resolution of the shareholders of KCL is proposed or passed to change the name of KCL (other than in accordance with the KCL Written Resolution) until the earlier to occur of:

(a)	the Completion Payment Cut-Off Date has passed and the Completion Payment has not been made; and

(b)	the date that the Registrar of Companies has issued a Certificate of Incorporation Upon Change of Name changing the name of KCL to "LiveXLive International Limited" following the delivery by OB of the KCL NM01 and the KCL Written Resolution to the Registrar of Companies.

14.5	KCL authorises OB to date the KCL Written Resolution and the KCL NM01 and submit the same to the Registrar of Companies on behalf of KCL.

15.	CONFIDENTIALITY

15.1	The terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party other than:

(a)	to the Parties’ respective auditors, insurers and lawyers on terms which preserve confidentiality;

(b)	pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal obligation to make such a disclosure;

(c)	where required by law or by a regulatory authority; and

(d)	as far as necessary to implement and enforce any of the terms of this Agreement.

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15.2	The Parties undertake not to directly or indirectly make or publish any statement, release or announcement of any kind or otherwise directly or indirectly release publicly to any third party any information concerning the Released Claims and this Agreement save as required by law.

15.3	The Parties shall not distribute, publicise, comment upon or otherwise convey or disseminate in any way, directly or indirectly (whether orally or in writing, by social media, online or through others acting on their behalf) any material or allegations which relate to or concern any of the Released Claims or any allegations set out in the Claims or the matters referred to in the contents of this Agreement save as required by law.

The Parties are entitled to confirm the fact of, but not the terms of, settlement of this dispute.

16.	TAX

Each Party shall be responsible for any Tax arising in connection with its performance of this Agreement.

17.	ALTERNATIVE DISPUTE RESOLUTION

17.1	If any claim or dispute arises under or in connection with this Settlement Agreement or any other issue arises between the Parties (or any of them), the Parties agree to attempt to settle such claim, dispute or issue by negotiation.

17.2	The Parties (and each of them) agree to give the other Party or Parties written notice (copied to their respective solicitors) of any such claim, dispute or issue providing a reasonable explanation of the claim, dispute or issue and the steps required to remedy it.

17.3	If any such claim, dispute or issue cannot be settled by negotiation within 21 days after such written notice the Parties shall, before resorting to court or regulatory proceedings, attempt to resolve the claim, dispute or issue by mediation in England in accordance with the Centre for Dispute Resolution (CEDR) model mediation procedure or otherwise as agreed between the Parties.

18.	INVALIDITY

If any or any part of any provision of this Agreement shall be or become illegal, invalid or unenforceable then that provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect and the Parties shall use their respective reasonable endeavors to procure that any such provision is replaced by a provision which is legal, valid and enforceable, and which gives effect to the spirit and intent of this Agreement.

19.	AMENDMENTS

No amendments or variations of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by the Parties.

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20.	ENTIRE AGREEMENT

20.1	This Agreement constitutes the entire agreement between the Parties in relation to the settlement of the matters set out herein and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

20.2	Each Party agrees that is shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that is shall have no claims (save for those arising in fraud) based on any statement signed in this Agreement.

21.	THIRD PARTY RIGHTS

A person or entity who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

22.	COUNTERPARTS

22.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

22.2	Transmission of an executed counterpart of this Agreement by e-mail shall take effect as delivery of an executed counterpart of this Agreement. If delivery by email is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the other with the original of such counterpart as soon as reasonably practicable after execution.

22.3	No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

23.	FURTHER ACTIONS

At any time after the date of this Agreement the Parties shall execute such documents and do any such other acts and things as may be required for the purposes of giving full effect to the provisions of this Agreement.

24.	GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it or the subject matter of this Agreement shall be governed by and construed in accordance with the law of England and Wales. Subject to clause 17 above, the Parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales as regards any claims, disputes or matters arising out or relating to this Agreement including (without limitation) questions of validity, implementation or effect.

IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written.

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Signatories

MR ROBERT ELLIN

/s/ Robert Ellin

KOKO (CAMDEN) LIMITED

By:	/s/ Robert Ellin

Name:	Robert Ellin

Title:	Director

LOTON, CORP.

By:	/s/ Robert Ellin

Name:	Robert Ellin

Title:	Executive Chairman and President

Signature page to the Settlement Agreement

MR OLIVER BENGOUGH

/s/ Oliver Bengough

OBAR CAMDEN LIMITED

By:	/s/ Oliver Bengough

Name:	Oliver Bengough

Title:	Director

OBAR CAMDEN HOLDINGS LIMITED

By:	/s/ Oliver Bengough

Name:	Oliver Bengough

Title:	Director

GLOBAL LOAN AGENCY SERVICES LIMITED

By:	/s/ Iva Bardhi

Name:	Iva Bardhi

Title:	Transaction Manager

Signature page to the Settlement Agreement